L-P

Louisiana-Pacific Corporation

111 S.W. Fifth Avenue
Portland, Oregon  97204
503/221-0800
503/796-0204 FAX

July 16, 1997

Mr. Curt Stevens
13930 SW Tennessee Lane
Beaverton, Oregon  97008

Dear Curt,

I am very pleased to offer you the position of Chief Financial Officer. This offer is extended on the assurance that you are not entered into any employment contracts which may prevent you from working at Louisiana-Pacific and that you are eligible to work in the United States as regulated by Federal Immigration Laws. You will begin work in the Portland office on August 1, 1997 and report directly to me.

In this position, your responsibilities will include the following.

- Directs the activities of 16 staff in the Regional Controller, Business Financial Analyst, Corporate Accounting and Finance staff functions, including six regional Controllers, Director of Taxes, Credit Manager, Risk Manager, four Financial Analysts and Corporate Accounting and Finance personnel.
- Directs organization-wide formal budget process to include four levels: 1) five-year strategic plan, 2) annual budgeting, 3) quarterly budgeting and
     4) monthly budgeting activities.
- Together with other top management, determines, mission, direction, goals and objectives of assigned areas and ensures implementation of strategic and operating plans. Directs the development of short and long range plans and budgets. Develops metrics and goal setting process for the financial function.
- Establishes capital needs for the corporation and ensures ongoing financial support for Louisiana-Pacific by determining appropriate sources such as liquidity, long term planning for capital, and banking relationships (commercial and investment banks).
- Sets financial policies, reporting mechanisms from the field and standard controls for internal and external financial activity. Responsible for all disclosures, shareholder disclosures and government filings.
- Reviews and analyzes opportunities for acquisitions and dispositions of properties.

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Mr. Curt Stevens
July 16, 1997
Page 2
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-    Communicates the company's business objectives to the investment community, and works closely with the retail and wholesale investors and rating agencies.
- Determines overall corporate stance on risk tolerance policies, what to insure inside or outside.
-    Works closely with outside insurance brokers.
- Also works closely and proactively with board members, and responsible for all financial reporting presentations at board meetings.

This position will include the following compensation package:

     A. An annual base salary of $210,000.
     B. A first year bonus in the 40% to 50% range, with a guaranteed amount of $84,000.
     C. A four-year relative total shareholder return plan. The program grants annual contingent awards of stock that have the potential to pay out at the end of a four-year performance cycle.
     D. A stock option award of 36,000 shares that will vest over three years, (12,000 each on 8/1/98, 8/1/99 and 8/1/2000 with a life of five years.
     E. A Supplemental Executive Retirement Plan (SERP). The SERP is designed to provide a competitive level target retirement benefit to the senior management group.
     F. A severance package that in the event of a change of control during your first two years of employment, you will have the option of electing two years salary plus bonus. If you choose to remain with the successor company, two months after the change of control, this severance package option is revoked.
     G. A vacation allowance of four weeks per year.

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Mr. Curt Stevens
July 16, 1997
Page 3

As an Officer of Louisiana-Pacific, you will be eligible to participate in all salaried employee benefit programs: Health Care Coverage, Life and Accidental
Death & Dismemberment Insurance, Long Term Disability coverage, Personal Accident Insurance, Employee Stock Ownership Trust, and Employee Stock Purchase Plans. Please refer to the accompanying L-P Benefits Summary for more information about the company benefit programs.


If you decide to accept this position and have questions regarding any of the L-P benefits, please call Dennis Christen in the Human Resources Department, Portland office at 221-0800.

I hope you will find this offer acceptable as we look forward to having you as the Chief Financial Officer at Louisiana-Pacific.

Sincerely,

/s/ Mark A. Suwyn                                             /s/ Curt Stevens
Mark A. Suwyn                                      Accepted:  ------------------
Chairman and CEO                                                 Curt Stevens

Enclosures

cc:  Mike Tull-Portland